Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus for the exchange of senior notes, of Endo Pharmaceuticals Holdings, Inc. and to the incorporation by reference therein of our report dated March 26, 2010, with respect to the consolidated financial statements of Generics International (US), Inc and subsidiaries for the year ended December 31, 2009, included in its Current Report on Form 8-K of Endo Pharmaceuticals Holdings, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Metro Park, New Jersey

October 14, 2011